EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)     Registration Statement (Form S-8 No. 33-48027) pertaining to the USA Truck, Inc. Employee Stock Option Plan

(2)     Registration Statement (Form S-8 No. 333-20721) pertaining to the 1997 Nonqualified Stock Option Plan for Nonemployee Directors of USA Truck, Inc.

(3)     Registration Statement (Form S-8 No. 333-40317) pertaining to the USA Truck, Inc. Employee Stock Purchase Plan, and

(4)     Registration Statement (Form S-8 No. 333-117856) pertaining to the USA Truck, Inc. 2004 Equity Incentive Plan;

of our report dated January 28, 2005, with respect to the consolidated financial statements and schedule of USA Truck, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Tulsa, Oklahoma

February 24, 2005